Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Synchrony Financial:

We consent to the use of our reports dated February 10, 2022, with respect to (i) the Consolidated Statements of Financial Position of Synchrony Financial and Subsidiaries as of December 31, 2021 and 2020, the related Consolidated Statements of Earnings, Comprehensive Income, Changes in Equity, and Cash Flows for each of the years in the three-year period ended December 31, 2021, and the related notes, and (ii) the effectiveness of internal control over financial reporting as of December 31, 2021, which reports appear in the December 31, 2021 annual report on Form 10-K of Synchrony Financial incorporated by reference in this Registration Statement on Form S-3 and to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ KPMG LLP

New York, New York

July 21, 2022